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                                                                     Exhibit 5.1

November __, 2000



Nations Express, Inc.
1328B Crossbeam Road
Charlotte, North Carolina 28217



Re:  Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to Nations Express, Inc., a North Carolina corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended, on Form SB-2 of 1,000,000 units (the "Initial Units"), each consisting of one share of common stock, no par value (the "Stock"), and one redeemable common stock purchase warrant (the "Warrants" together with the Stock, the "Securities"), and up to 150,000 units (the "Option Units") issuable upon exercise of the over-allotment granted to the several underwriters named in the registration statement relating to the units (the "Registration Statement"). The Initial Units and the Option Units included in the over-allotment option are referred to collectively as the "Units." The Units will be sold pursuant to an Underwriting Agreement by and among the Company, Schneider Securities, Inc., Neidiger, Bruner, Tucker, Inc. and Advanced Equities, Inc. (the "Underwriting Agreement").

We have reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. Where we have considered it appropriate, as to certain facts we have relied, without investigation or analysis of any underlying data contained herein, upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company.

Based on such examination, and relying upon statements of fact contained in the documents which we have examined, we are of the opinion that the Securities underlying the Units to be sold pursuant to the Underwriting Agreement have been duly authorized and will be validly issued, fully paid and nonassessable when issued, delivered and paid for as contemplated by the Underwriting Agreement.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus contained therein.

Very truly yours,

MOORE & VAN ALLEN PLLC